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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                         Commission File Number: 1-12474
 (Check One): [x]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

                       For Period Ended: December 31, 2002
                                         -----------------

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

                           Torch Energy Royalty Trust
                           --------------------------
                             Full Name of Registrant

                                       N/A
                                       ---
                            Former Name if Applicable

                            1100 North Market Street
                            ------------------------
            Address of Principal Executive Office (Street and Number)

                           Wilmington, Delaware 19890
                           --------------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth
         [X] calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Due to the recent enactment of the Sarbanes-Oxley Act of 2002 (the "Act"), additional time is needed to comply with the new disclosure and certification requirements set forth under the Act, and the related rules promulgated by the Securities and Exchange Commission. The Company expects to file the Form 10-K within the extension period.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Bruce L. Bisson       (302) 636-6016
                 ---------------       --------------
                 (Name)               (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identified reports(s).
                                                                [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           Torch Energy Royalty Trust
                           --------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TORCH ENERGY ROYALTY TRUST
                                                 By: Wilmington Trust Company
                                                     Trustee

Date April 1, 2003                      By /s/ Bruce Bisson
     -------------                         -------------------------------------
                                               Bruce L. Bisson, Vice President

(The Trust has no employees, directors or executive officers.)